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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

 Pursuant to Section 13 or Section 15(d) Of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2003

                                 Eurotech, Ltd.
            ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     District of Columbia            000-22129                 33-0662435
----------------------------  ------------------------     -----------------
(State or other jurisdiction   (Commission File Number)       (IRS Employer
    of incorporation)                                      Identification No.)

      10306 Eaton Place, Suite 220
          Fairfax, Virginia                                   22030
       -----------------------                       -----------------------
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code (703) 352-4399
                                               -----------------------

                                 Not Applicable
                             -----------------------
          (Former name or former address, if changed since last report)



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Item 2. Acquisition or Disposition of Assets.

On March 27, 2003, Eurotech, Ltd., a District of Columbia corporation (the "Company") announced that it agreed to license the rights it owns to the EKOR, HNIPU and Electro Magnetic Radiography (EMR) technologies to HomeCom Communications, Inc., a Delaware corporation ("HomeCom"). The agreement calls for Eurotech to exchange the license to the technology in exchange for (i) shares of HomeCom's newly issued Series F Convertible Preferred Stock, which, when sufficient shares of HomeCom common stock are authorized by HomeCom's stockholders, will be convertible into 75% of HomeCom's common stock (ii) shares of newly issued Series G Convertible Preferred Stock with a stated face value of $1.069 million and (iii) a seven per cent royalty payment on net sales of licensed products. HomeCom plans to file a proxy to authorize the issuance of additional shares of common stock of HomeCom. Upon the closing of the sale of HomeCom's existing web hosting business (which also requires stockholder approval, and for which a proxy will be required) and the resignation of three current members of HomeCom's board of directors, the Company will have rights to majority control of the HomeCom Board of Directors and responsibility for the assignment of any new executive management positions in HomeCom. The proposed exchange transaction is subject to the satisfaction of certain conditions set forth in the transaction documents and is expected to close on or about April 15, 2003.

Item 5. Other Events and Regulation FD Disclosure.

On March 27, 2003, the Company announced that it reached an agreement with its subsidiary, Markland Technologies, Inc., a Florida corporation ("Markland"), pursuant to which the Company will exchange 100 million shares of Markland Common Stock for shares of Series D Convertible Preferred Stock of Markland having a liquidation value of $16 million. The preferred stock is convertible into shares of Markland Common Stock at a percentage of the market price at the time of conversion. Subject to the satisfaction of certain conditions outlined in the agreements, the exchange transaction is expected to close on or about April 15, 2003. The Company indicated that it concurrently entered into a separate agreement with its principal investor (described below) to exchange the Markland Series D Convertible Preferred Stock in consideration for the retirement of certain Company preferred stock held by such investor.

On March 27, 2003, the Company announced that as part of the technology licensing transaction it entered into with HomeCom, the Company reached an agreement with its preferred stockholder to (i) retire all shares of Eurotech's outstanding Series A 3% Convertible Preferred Stock held by such investor and the rights of such investor to receive shares of Eurotech's Series B 5% Convertible Preferred Stock and (ii) cancel an obligation of Eurotech to issue to such investor 10 million shares of common stock in exchange for, respectively, $16 million shares of Series D Convertible Preferred Stock of Markland and $1.069 million worth of HomeCom Series G Preferred Stock. Eurotech will obtain the Markland Series D Preferred shares from Markland at the future closing of an exchange by Eurotech of 100 million shares of Markland common stock for such Series D Preferred Stock. Eurotech will receive the HomeCom Series G Preferred at the future closing of its technology licensing transaction with HomeCom. The closing of the transactions between Eurotech and its investor are subject to the satisfaction of certain conditions set forth in the transaction agreements.

Item 7. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.



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Exhibit
  No.    Description and Location Reference
-------- -----------------------------------

10.31.1 License and Exchange Agreement, dated March 27, 2003, by and between the Company, HomeCom, and solely with respect to Article V and Article XI thereof, Polymate, Ltd. and Greenfield Capital Partners LLC.

10.31.2 Exchange Agreement, dated March 27, 2003, between the Company and Markland.

10.31.3 Exchange Agreement, dated March 27, 2003, between Woodward, LLC and the Company (relating to the Markland Series D Preferred Stock).

10.31.4 Exchange Agreement, dated March 27, 2003, between Woodward, LLC and the Company (relating to the HomeCom Series G Preferred Stock).

99.25 Press Release of the Company, dated March 27, 2003, relating to the license and exchange transaction with HomeCom.

99.26 Press Release of the Company, dated March 27, 2003, relating to the exchange transaction with Markland.

99.27 Press Release of the Company, dated March 27, 2003, relating to the exchange transaction with Woodward.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 7, 2003                             EUROTECH, LTD.

                                          BY: /s/ Don V. Hahnfeldt
                                              ----------------------------------
                                              Don V. Hahnfeldt
                                              President and CEO